Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ATLAS TECHNICAL CONSULTANTS, INC.

Atlas Technical Consultants, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original certificate of incorporation of the Corporation, under the name “M Acquisition Company III Corporation,” was filed with the Secretary of State of the State of Delaware on June 28, 2017, and was amended pursuant to a certificate of amendment filed with the Secretary of State of the State of Delaware on August 20, 2018, and was further amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 14, 2018, and was amended and restated further pursuant to a Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on February 14, 2020 (as so amended and restated, the “Prior Charter”).

2. This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. This Third Amended and Restated Certificate amends and restates the provisions of the Prior Charter in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Atlas Technical Consultants, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT; OFFICES

Section 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV
CAPITALIZATION

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 501,000,000 shares, consisting of two classes as follows: (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including two series as follows: (A) 400,000,000 shares of Class A Common Stock and (B) 100,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix by resolutions or resolutions from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the right to determine any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f)   the provisions, if any, pursuant to which the shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i)   any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock.

(a) Voting Generally.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation and the holders of the Preferred Stock, as such, shall not be entitled to vote.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock voting together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock and the Preferred Stock shall vote together as a single class), shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class A Common Stock.

(i) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided that, in the event of any dividend or other distribution received by the Corporation from the Partnership in respect of the Units or other equity interests of the Partnership held by the Corporation, including upon any liquidation, dissolution or winding up of the Partnership (any such dividend or distribution, a “Partnership Distribution ”), the Board shall to the extent the Corporation has lawful funds then available, declare and pay in connection with such Partnership Distribution a dividend or other distribution on the shares of Class A Common Stock in an amount equal to 100% of such Partnership Distribution, net of reserves for taxes payable by the Corporation as reasonably determined by the Board (a “Pass-Through Distribution”), and the holders of Class A Common Stock shall share equally on a per share basis in such Pass-Through Distribution. The Board shall fix the record date for any Pass-Through Distribution to be the same date as the record date for the corresponding Partnership Distribution fixed by the managing member of the Partnership or, if necessary to comply with applicable law, such later date that is as soon as practicable after the record date for the Partnership Distribution fixed by the managing member of the Partnership. To the extent that a Partnership Distribution is paid in a form other than cash, the Corporation shall sell a portion of such Partnership Distribution sufficient to reserve for taxes payable by the Corporation as reasonably determined by the Board, and the balance of such Partnership Distribution shall be a Pass-Through Distribution.

(ii) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(c) Class B Common Stock.

(i) Dividends. Except as provided in subsection (f) below, holders of Class B Common Stock shall not be entitled to receive any dividends.

(ii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(iii) Transfer of Class B Common Stock.

(1) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 3(c)(iv)(2) are referred to as the “Restrictions”.

(3) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 3(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 3(c). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(6) The Board (including a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, shall have, all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(iv) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

(1) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable. To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Units redeemed by the Partnership in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such holder of Class B Common Stock for such holders Units, the Corporation shall redeem for no consideration such number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder of Class B Common Stock equal to the number of Units held by such holder of Class B Common Stock that are redeemed or exchanged in such redemption or exchange transaction shall be automatically transferred to the Corporation, retired and canceled and shall not be reissued.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation, retired and cancelled for no consideration, and shall not be re-issued by the Corporation and (B) in the event that one or more of the Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Units together with an equal number of shares of Class B Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation, retired and cancelled for no consideration, and such shares shall not be re-issued by the Corporation.

(v) Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS TC HOLDINGS LLC, DATED AS OF FEBRUARY 14, 2020, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

(d) Conversion Rights. Except as set forth in this Third Amended and Restated Certificate, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) Preemptive Rights. No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

(f) Stock Split or Reverse Stock Split. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, subdivided or combined.

(g) Authorization and Issuance of Additional Shares; Repurchases or Redemptions.

(i) If at any time the Corporation issues a share of Class A Common Stock or any other Equity Security of the Corporation (other than Class B Common Stock), (1) the Corporation shall cause the Partnership to issue to the Corporation one Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (2) the net proceeds received by the Corporation with respect to issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a capital contribution. Notwithstanding the foregoing, this Section 3(h)(i) shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar stockholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Corporation’s employee benefits plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(ii) The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(iii) The Corporation may not redeem, repurchase or otherwise acquire (1) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Units for the same form and amount of consideration per security or (2) any other Equity Securities of the Corporation (other than Class B Common Stock) unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same form and amount of consideration per security. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

(h) Certain Terms. As used in this Third Amended and Restated Certificate, (i) “Partnership” shall mean Atlas TC Holdings LLC, a Delaware limited liability company, or any successor entity thereto, (ii) “LLC Agreement” shall mean the Limited Liability Company Agreement of the Partnership, dated as of February 14, 2020, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) “Unit” shall mean a unit representing limited liability company interests in the Partnership authorized and issued under the LLC Agreement and constituting a “Unit” as defined in the LLC Agreement as in effect as of the effective time of this Third Amended and Restated Certificate, and (iv) “Equity Securities” shall mean (1) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all Common Stock and Preferred Stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing and (2) with respect to the Partnership or any of its subsidiaries, (A) Units or other equity interests in the Partnership or any subsidiary of the Partnership, (B) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any subsidiary of the Partnership, and (C) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any subsidiary of the Partnership.

Section 4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BYLAWS

The Board may make, amend, and repeal the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, provided, however, that so long as the Director Nomination Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. In addition to any other vote required by law, the affirmative vote of the holders of at least a majority of the Voting Stock (as defined below), voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V; provided, however, that so long as the Director Nomination Agreement, dated as of February 14, 2020, by and among the Corporation, Boxwood Sponsor LLC, a Delaware limited liability company, Atlas Technical Consultants Holdings LP, a Delaware limited partnership, and other parties (as it may be amended and/or restated, the “Director Nomination Agreement”), remains in effect, the Board may not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement without the written consent of the Parties to the Director Nomination Agreement. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Director Nomination Agreement to amend, alter or repeal any provision of the Director Nomination Agreement pursuant to the terms thereof, provided that no amendment to the Director Nomination Agreement (whether or not such amendment modifies any provision of the Director Nomination Agreement to which the bylaws of the Corporation are subject) shall amend the bylaws of the Corporation. For the purposes of this Third Amended and Restated Certificate, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws other than Article VIII of the Bylaws; provided further, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Article VIII of the Bylaws.

ARTICLE VI
MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 2. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called (i) by the Secretary of the Corporation at the request of the holder of record of a majority of the outstanding shares of capital stock; and (ii) by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 4. No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent, without a meeting, without prior notice and without a vote of the stockholders of the Corporation, if such consent(s) are in writing and signed by the holder(s) of record of a majority of the outstanding shares of capital stock.

ARTICLE VII

BOARD OF DIRECTORS

Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and to the terms of the Director Nomination Agreement, the number of directors will be fixed from time to time in the manner provided in the Bylaws of the Corporation. Subject to Section 6 of this Article VII, the directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Initial Business Combination; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Initial Business Combination; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Initial Business Combination, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2. Newly Created Directorships and Vacancies. Subject to the terms of the Director Nomination Agreement, and the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 3. Removal. Subject to the terms of the Director Nomination Agreement, and to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 4 of this Article VII, any director may be removed from office by the stockholders at any time, with or without cause, upon (i) the affirmative vote of the holder(s) of record of a majority of the outstanding shares of Common Stock entitled to vote generally for the election of directors acting at a meeting of the stockholders; and (ii) by written consent in accordance with the General Corporation Law of the State of Delaware and the Bylaws and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause. Notwithstanding the foregoing, in the event that a stockholder party to the Director Nomination Agreement provides notice to the Corporation to remove a director designated by such stockholder pursuant to the terms of the Director Nomination Agreement, whether such removal is with or without cause, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law, and such director or director may be removed with or without cause.

Section 4. Preferred Stock – Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the number of directors constituting the entire board shall automatically be increased by such specified number of directors and the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate, including any Preferred Stock Designation, and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms. Except as otherwise provided in a Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VIII

LIMITED LIABILITY

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. No repeal or modification of this Article VIII will adversely affect the protection of any director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a director of the Corporation occurring prior to the effectiveness of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Third Amended and Restated Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Corporation shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE X

CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) Bernhard Capital Partners Management LP or any of its Affiliates (other than the Corporation and its subsidiaries), successors, partners, principals, directors, officers, current and former members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation or (ii) Boxwood Sponsor LLC, MIHI Boxwood Sponsor, LLC, MIHI LLC or Boxwood Management Company, LLC or any of their respective Affiliates (other than the Corporation and its subsidiaries), successors, partners, principals, directors, officers, current and former members, managers and employees (including, for the avoidance of doubt, any of the foregoing notwithstanding the dissolution of any of the foregoing entities following the date of this Third Amended and Restated Certificate), including any of the foregoing who serve as officers or directors of the Corporation (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification. For purposes of this Article X, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article VII, Article IX, Article X, and this Article XI (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, so long as the Director Nomination Agreement remains in effect, no provision of this Third Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Director Nomination Agreement.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of any consented to the provisions of this Section 1.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIV

SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

IN WITNESS WHEREOF, Atlas Technical Consultants Inc. has caused this Third Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 21st day of June, 2022.

ATLAS TECHNICAL CONSULTANTS INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

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